Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

Exhibit 10.60

Execution

MASTER DISTRIBUTION AND SUPPLY AGREEMENT

This Master Distribution and Supply Agreement (this “Agreement”) is entered into as of October 17, 2014 (the “Effective Date”) by and between Heska Corporation, a Delaware corporation (“Heska”) and Butler Animal Health Supply, LLC d/b/a Henry Schein Animal Health, a Delaware limited liability company (“HSAH”). HSAH and Heska are each a “Party” and jointly are the “Parties”.
1.    Appointment and Term.
1.1    Subject to the terms and conditions of this Agreement and each schedule entered into from time to time between the parties (substantially in the form attached hereto as Exhibit A, each a “Schedule”, and collectively, the “Schedules”), Heska hereby appoints HSAH as its exclusive distributor of the products (including any modifications, variations, enhancements, improvements and advances thereto (“Exclusive Products”) listed on the applicable Schedule in the territory identified on such applicable Schedule (the “Territory”), and HSAH hereby accepts such appointment. Subject to the terms and conditions of this Agreement and the Schedules, Heska hereby also appoints HSAH as its non-exclusive distributor of the products (including any modifications, variations, enhancements, improvements and advances thereto and products or developments ancillary or related thereto (“Non-Exclusive Products”) listed on the applicable Schedule in the territory identified on such applicable Schedule (the “Territory”), and HSAH hereby accepts such appointment. Exclusive Products and Non-Exclusive Products are collectively referred to as “Products”. The terms and conditions of this Agreement are hereby incorporated by reference into each Schedule as if fully set forth therein. Subsidiaries and affiliates of a Party may, at the direction of that Party, exercise any of the rights, or assume any of the duties, of that Party hereunder, provided that the Party shall be responsible for the performance of, and the adherence to this Agreement by, any such subsidiaries. Heska agrees not to sell or otherwise distribute the Exclusive Products in the Territory during the Term through a third party; provided however, nothing in this Agreement shall restrict Heska from selling or marketing the Products directly to customers or from fulfilling contracts and obligations of Heska in force with any third party prior to the Effective Date, including those obligations between Heska and end users of the Products, without alteration, obligation, liability, or penalty to HSAH or any third party.
1.2    The term of this Agreement shall commence on the date hereof and remain in effect so long as any Schedule incorporated hereunder remains in effect (the “Term”). The term with respect to each applicable transaction shall be set forth in the applicable Schedule (the “Applicable Term”).
1.3    HSAH agrees to purchase at least the Minimum quantities of Products as set forth in the Schedules. “Minimum” means a minimum for which there is some contractual ramification under this Agreement. In the event that HSAH fails to purchase the Minimum quantities as set forth in the Schedules and HSAH does not remedy such failure within 45 days after receipt of a written notice from Heska of such failure, then Heska’s sole and exclusive remedy shall be that Heska may elect, in its sole discretion, upon thirty (30) day’s prior written notice to HSAH, to, (i) in the case of Non-Exclusive Products, to remove the Non-Exclusive Products from the Agreement, and, (ii) in the case of Exclusive Products, to be relieved of all obligations arising from this Agreement with respect to the Exclusive Products (the “Exclusivity Obligations”); provided, however, that Heska may not exercise such right to be relieved of the Exclusivity Obligations to the extent such failure by HSAH to meets its purchase

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

Minimums directly arises from Heska’s (i) failure to install, in a commercially reasonable period of time, any Products that were purchased pursuant to the terms of this Agreement (and such failure was not due to any act or omission on the part of HSAH), or (ii) direct sales by Heska that are in amounts greater than [***] percent [***] of the Minimums.
1.4    Forecast. HSAH, on a rolling basis, during the first ten (10) days of each Calendar Quarter after the Effective Date, shall provide Heska with a written forecast of estimated purchases of the Products for the next twelve (12) month period. The forecast shall represent HSAH’s commercially reasonable good-faith estimate of its Product requirements for such twelve (12) month period. Such forecasts shall not constitute firm purchase orders or shipping orders and shall not be binding upon or create any obligation or liability with respect to either Party. Heska shall, within ten (10) days of becoming aware that Heska may reasonably be unlikely to have the ability to fulfill the forecast quantities and schedule, shall notice HSAH of such forecasted inability to fulfill the forecast.
1.Pricing. Heska agrees to sell the Products to HSAH at the prices in Schedule E, as such prices are adjusted from time to time in accordance with this Agreement. Heska may only increase any of the prices for the Products on at least 90 days’ prior written notice to HSAH. If an increase in the price for any of the Products becomes effective after Heska accepts an order for such Products, but before Heska has shipped the Products ordered, the price that HSAH will pay for the Products will be the price in effect when the Heska accepted HSAH’s order for the Products. Heska may decrease the prices for the Products at any time and will promptly notify HSAH of any price decrease. If the price for Products is decreased after Heska accepts an order for such Products, but before Heska has shipped the Products ordered, the price HSAH will pay for the Products will be the price in effect when Heska ships the Products. All prices are expressed in U.S. dollars and are exclusive of any sales or excise taxes. Each Party shall be responsible for their own federal, state and local sales, use and income taxes and assessments, Value Added Taxes, and other taxes, fees, and duties.
2.Orders; Shipping and Payment Terms.
3.1    HSAH shall order Products from Heska by submitting a purchase order indicating the desired quantity, delivery date at least seven (7) business days in the future, and delivery location. Heska will use commercially reasonable efforts to accept the HSAH order and to meet the quantity, delivery date, and delivery location terms on the purchase order, but in no case, except as expressly provided for in this Agreement, shall Heska be liable for failure to meet those terms. Unless Heska provided to HSAH a written notice of rejection of a purchase order within three (3) business days of Heska’s receipt of HSAH’s purchase order, the purchase order shall be deemed to have been accepted. Heska may reject any purchase order for any commercially reasonable reason.
3.2    All shipments of Products to HSAH shall be shipped by Heska, FOB shipping point, with risk of loss and title to the Products to pass to HSAH (or HSAH’s customers in the case of drop shipments) at the shipping point.
3.3    The amounts payable under purchase orders shall be made within 30 days of the date of HSAH’s receipt of the applicable invoice. All payments shall be made in U.S. dollars. No invoice may be issued prior to Heska’s shipment of the Products ordered.
3.4    Heska agrees to deliver Products as soon as commercially practicable after receipt of a purchase order from HSAH.
3.Return Policy. Heska shall promptly credit in full any amounts paid by HSAH in respect of Products purchased that are defective upon receipt by HSAH, and returned by HSAH within 30 days of receipt of such defective product. Heska shall be responsible for all reasonable shipping costs associated with the return by HSAH of Products that are defective. Once a Product has been used by HSAH or sold

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

to an end user customer in the Territory, the Product shall be warranted pursuant to Heska’s standard, then in force, Master Warranty Terms and Conditions (“MWTC”) for that Product. There is no right of return, refund, cancellation, or alteration of sale in the MWTC; remedies are limited to repair or replacement, in the case of Product, or re-performance of service, in the case of service. The Parties shall follow the return of Product procedures in Schedule D.
4.Product Discontinuance. Heska agrees to use commercially reasonable efforts to notify HSAH in writing at least 90 days prior to the date that Heska intends to discontinue the distribution or sale of any Products, provided however that HSAH shall, without the express written permission of Heska, keep such notification confidential. Notwithstanding its receipt of such notice, HSAH may continue to sell such discontinued Products until its inventory is depleted. HSAH may, at its option, within 60 days after its receipt of such notice, return all discontinued Products remaining in its inventory for full credit from Heska. HSAH shall pay all shipping costs associated with such return.
5.Purchase Cancellations/Rescheduling. HSAH may reschedule without charge, any Product to be delivered (but not yet shipped) under any purchase order up to 15 days prior to shipment by providing Heska with notice of such cancellation or rescheduling electronically, by facsimile or by mail. Heska shall use commercially reasonable efforts to accommodate HSAH’s requested rescheduling of a purchase order, or Heska may, in Heska’s sole discretion, cancel such purchase order that has been requested for rescheduling by HSAH. Purchase orders not rescheduled before 15 days prior to shipment date originally specified on the purchase order shall be binding and non-cancellable.
6.Support of Products. HSAH, at its expense, will represent, support, market, promote, and distribute the Products in the Territory. Heska, at its expense, will provide HSAH with such technical support, product literature and training on the Products as Heska reasonably deems is necessary for HSAH to effectively market and sell the Products. The Parties shall work collaboratively, professionally, and responsively together. Heska and HSAH shall diligently follow-up on all leads. The Parties shall use commercially reasonable efforts to keep each other reasonably informed of the status of the sales process through their standard procedures. A Party’s failure to comply with the provisions of this Article 7 shall constitute a material breach of this Agreement by that Party. In support of Heska, HSAH will, in substance, provide the services and support outlined in Schedule B, the details of which will be worked out by the Parties’ sales and marketing personnel.
7.Termination.
8.1    A party may terminate this Agreement, effective immediately upon delivery to the other party of written notice to such effect, in any of the following circumstances:
(i) the other party dissolves, ceases doing business, or sells or transfers all or substantially all of its assets;
(ii) the other party (A) makes an assignment for the benefit of its creditors, (B) institutes a proceeding as a debtor under any law relating to insolvency or bankruptcy, (C) fails to have discharged within 30 days any involuntary proceedings brought against it under any insolvency or bankruptcy law, (D) becomes insolvent or (E) generally does not pay its debts as they become due;
(iii) the other party (A) commits theft or embezzlement or obtains funds or property under false pretenses, (B) commits a material act of malfeasance, dishonesty, breach of trust or other similar act against that party or its employees, customers or suppliers or (C) is convicted of a felony or serious misdemeanor; or

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

(iv) the other party fails to remedy any breach or default in performance of the terms of this Agreement within 30 days after its receipt of a written notice of such breach or default.
8.2    The parties agree that termination of any individual Schedule, removal of any Product, or reclassification of a Product from an Exclusive Product to a Non-Exclusive Product shall not terminate this Agreement or any other Schedule in effect under the Agreement. Termination of this Agreement, however, shall automatically terminate all outstanding Schedules in effect hereunder. A party sending notice of termination pursuant to this Article 8 shall clearly indicate in any termination notice the grounds for termination and whether the Agreement or only the specified Schedule is being terminated by such notice.

8.3    Except in the event of termination by Heska due to an uncured breach or default by HSAH in performance of the terms of this Agreement, Heska shall honor all orders accepted by Heska for Product that HSAH placed prior to the effective date of termination. Upon termination for any reason, the monies owed by HSAH to Heska shall become immediately due and payable. Termination shall not affect the rights or obligations of either party accrued as of the effective date of such termination or that may arise subsequently with respect to transactions initiated or completed prior to the effective date of such termination. The confidentiality and indemnification provisions of this Agreement shall survive the termination of this Agreement.

8.4    Each of the Parties hereby waives any claim against the other for loss or damage of any kind (including, without limitation, damages or other compensation for unjust enrichment, loss of prospective profits, lost business opportunities, reimbursement for expenditures or investments made or commitments entered into or goodwill) because of the termination of this Agreement for any reason as permitted by Article 8 of this Agreement or failure of a Party to extend the term beyond the Initial Term of this Agreement or because of failure of the Parties, for whatever reason, upon expiration hereof, to make a similar agreement.
8.Treatment of Confidential Information.
9.1    Neither party will use (except to undertake the activities contemplated by this Agreement), publish or otherwise disclose any information related to the other party that is acquired by such party in connection with the performance of this Agreement unless required by law, regulation or legal process. During the Term and for a period of five years thereafter, neither party will disclose, reveal or use any Confidential Information concerning the other party or its respective clients, affiliates or business partners, including but not limited to customer lists, customer identifying information of purchasers of the Products, without the prior written consent of the disclosing party.
9.2     “Confidential Information” means all data and information of any type or form (whether visual, written, oral, electronic, photographic or otherwise) of a proprietary or confidential nature and not generally known to the public that is disclosed (either intentionally or unintentionally) by a party hereto or one of its affiliates or representatives to the other party hereto or one of its affiliates or representatives, regardless of whether such information is marked or indicated as being confidential. Confidential Information includes, but is not limited to, all information of a financial, business, marketing, organizational, legal or technological nature, including patents, copyrights, proprietary software, computer algorithms, trade secrets, inventions and other intellectual property, financial statements and other financial data, customer and supplier lists, marketing plans, sales projections and forecasts, cost information, product designs, engineering and technical data, models, prototypes and other information relating to business practices, current and future acquisitions, research and development, manufacturing, production, operations and the like. Confidential Information also includes information of or relating to third parties that is disclosed by the disclosing party to the receiving party. Confidential Information shall not, however, include any information that, as shown by competent proof, (i) is publicly known or generally available in the public domain prior to the time of disclosure by the disclosing party to the

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

receiving party, (ii) becomes publicly known or generally available in the public domain after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party, (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s written records existing immediately prior to the time of such disclosure, (iv) is obtained by the receiving party from a third party that may lawfully disclose such information without breaching any obligation of confidentiality applicable to such third party, (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by the receiving party’s independent cogent evidence, or (vi) is the result of joint activity between the Parties pursuant to this Agreement after the Effective Date.
9.3    All Confidential Information provided hereunder will be and remain the property of the disclosing party and will be promptly returned to the disclosing party or destroyed upon the disclosing party’s written request.
9.Other Matters.
10.1    Access. Both Parties may audit the other, strictly for the purpose of confirming compliance with the Agreement, no more than once per year, upon 30 day’s advanced written notice. Any such audit shall take place during normal business hours and all costs associated with any such audit shall be borne by the Party conducting such audit.
10.2    Software Integration. HSAH shall use commercially reasonable efforts to integrate, validate, release AviMark and Infinity practice management software communication links for two-way communication, using HL7 or other appropriate standard for Heska Chemistry Analyzers and Hematology Analyzers and DICOM for Digital Radiography and Ultrasound devices, within six (6) months of Effective Date, [***] (unless there is an increase in such cost caused by Heska). Heska shall use commercially reasonable efforts to assist HSAH with all aspects of this project.
10.3    Continuing Guaranty. The parties shall be subject to the terms of the Continuing Guaranty and Indemnification set forth on Schedule C. In the event of a conflict between the terms and conditions set forth in this Agreement or any Schedule and the terms and conditions set forth on Schedule C, the terms and conditions set forth on Schedule C shall control. The Continuing Guaranty and Indemnification set forth on Schedule C shall survive the termination of this Agreement and the termination of each Schedule.
10.4    LIMITATION OF LIABILITY. EXCEPT IN CONNECTION WITH A PARTY’S WILFUL MISCONDUCT OR BREACH OF ARTICLE 9, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS AND LOSS OF GOODWILL, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT (OR ANY DUTY OF COMMON LAW, AND WHETHER OR NOT OCCASIONED BY THE NEGLIGENCE OF A PARTY OR ITS AFFILIATES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT NOTHING IN THIS ARTICLE IS INTENDED TO, OR DOES, LIMIT (A) THE INDEMNIFICATION OR CONFIDENTIALITY RIGHTS OR OBLIGATIONS OF EITHER PARTY SET FORTH HEREIN OR (B) EITHER PARTY’S RIGHT TO CLAIM DIRECT DAMAGES FROM THE OTHER PARTY.
10.5    Notices. Except as otherwise provided, all notices given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered by hand or facsimile transmission with receipt confirmed, three days after mailing by certified or registered mail, and one day after sending by overnight courier, to the parties’ respective address indicated on the signature page of this Agreement or such other address as a party specifies in writing to the other party. All notices given to

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

HSAH under this Agreement shall be sent with a copy to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: General Counsel, [***].
10.6    No Joint Venture. Nothing in this Agreement shall be construed to create, constitute, give effect to or otherwise imply a joint venture, partnership, agency or employment relationship of any kind between the parties.
10.7    Compliance with Government Contracting Requirements. Heska and HSAH will work together in good faith to identify mutually beneficial opportunities to utilize the services of minority-owned businesses in connection with HSAH’s pursuit of federal, state and local government contracts.
The Parties shall comply with laws, regulations and orders related to government contracting, including without limitation with respect to minority owned and disadvantaged businesses (including pursuant to 48 CFR Sections 52.219-8 and 52.219-9), and equal employment opportunity and affirmative action. The Parties performing this Agreement have not been debarred, suspended or excluded, and are not subject to any proposed debarment, suspension or exclusion, from participation in the Medicare or Medicaid programs or any other government program, and have not been convicted of, or have charges pending regarding, any offenses which may lead to such debarment, suspension or exclusion.  The Parties shall promptly inform each other if a Party becomes aware that the provisions of this paragraph become inaccurate in a material way during the term.
10.8    Trademarks and Proprietary Rights. Heska grants to HSAH the limited right to use Heska’s trademarks relating to the Products in connection with the marketing of the Products during the Term of this Agreement. All goodwill and intellectual property value accruing from the use of Heska’s trademarks shall belong to and shall inure solely to benefit of Heska. HSAH grants to Heska the limited right to use the trademarks of HSAH and its subsidiaries in connection with the marketing of the Products during the Term of this Agreement. All goodwill and intellectual property value accruing from the use of the trademarks of HSAH and its subsidiaries shall belong to and shall inure to the benefit of HSAH and its subsidiaries. Each Party retains all rights to its intellectual property pre-existing as of the Effective Date of this Agreement. Except as provided for expressly in this Agreement, no license, right or ownership is granted, by implication or otherwise, to a Party’s intellectual property. As of the date of this Agreement, neither Party claims any rights to, or ownership in, the other Party’s intellectual property, and neither Party claims the existence of any jointly owned intellectual property between the Parties.
10.8.1    Heska owns or has obtained the license rights to all intellectual property rights in the Products, and shall own all improvements thereto, except for the Confidential Information of HSAH. In the event that any intellectual property rights in the Products or any improvements vest in HSAH, HSAH hereby assigns to Heska all right, title, and interest in such intellectual property rights to Heska, and shall fully cooperate with Heska, at Heska’s expense and for reimbursement of HSAH’s reasonable related expenses, in executing all documents required to confirm the foregoing assignment. HSAH agrees to use Heska’s intellectual property embodied in the Products solely for the purpose of selling the Products to end user customers within the Territory.
10.8.2    No Unauthorized Use. Neither Party shall use the other Party’s intellectual property or Confidential Information for any purpose other than to advance the sale of the Products to end user customers within the Territory.
10.8.3    No Right. Except as expressly set forth herein, neither Party is granted any right to the other Party’s software or intellectual property, even if the software, hardware, or firmware is incorporated into any products, software, or other intellectual property. Nothing herein, or in any way related to this Agreement or interaction or non-action or delay between the Parties or their assigns, shall grant, transfer, or cause to be shared, with the other Party, any rights in and to either Party’s software, in

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

any form, firmware, designs, component sources and specifications, documentation, or intellectual property. This Article 10.8.3 shall apply, whether or not either Party or any third party products are incorporated in, embedded in, merged with, or otherwise associated with a Party’s products.
10.9    Assignment. This Agreement may not be assigned by either party without the other party’s prior written consent.
10.10    Governing Law. This Agreement shall be governed by the laws of the State of Delaware and the United States of America without reference to conflict of laws principles, and shall not be governed by the 1980 United Nations Convention on Contracts for the International Sale of Goods. The Parties shall attempt in good faith to resolve any dispute, controversy or claim between them arising out of or relating to this Agreement, or the breach or interpretation of this Agreement (“Dispute”) promptly by negotiations between executive level representatives of the Parties with authority to resolve the Dispute. If a Dispute should arise, such representatives shall confer in person or by telephone at least once and attempt to resolve the matter. Such conference shall take place within ten (10) days of a written request therefor at a mutually agreed time and location (or by telephone). Such conference is a condition precedent to initiating an action as provided below, unless the responding Party fails to confer within ten (10) days of receipt of the request to do so; provided, however, such conference is not a condition precedent to initiating an action for interim injunctive or provisional relief necessary to avoid irreparable harm or to maintain the status quo. If the Dispute is not settled within five (5) days of the conference or time to confer described above, either Party may bring an action pursuant to this Article 10.10in the event that HSAH brings the action, such action shall be brought within the state and federal courts located in Denver, Colorado, and in the event that Heska brings the action, such action shall be brought within the state and federal courts located in New York. Each Party agrees to submit to the jurisdiction of such courts. Each of the Parties hereby consents, for the benefit of the other Party, to the service of process by certified or registered mail or by an express delivery service providing a return receipt at its address set forth for notices herein.
10.11    Regulatory Matters.
10.11.1    Government Approvals. The Parties shall be responsible for obtaining and maintaining all regulatory approvals and any amendment or supplements required, if any, to fulfill their own obligations hereunder.
10.11.2    Regulatory Inquiries. Each Party shall promptly inform the other Party of the existence and substance of any inquiry or investigation related to Products initiated by any government authority or certification agency that may reasonably be anticipated to affect either Party’s ability to fulfill their obligations hereunder or that my reasonably be related to potential end user or patient safety concerns.
10.11.3    Regulatory Inspections and Information. To the extent required by law or at its reasonable discretion, each Party shall each permit all governmental authorities and certification agencies the reasonable right to inspect their respective facilities at which the Products or any components of them are handled, stored, or shipped, and all records related to them. Both Parties shall reasonably assist such governmental authorities and certification agencies with such inspections. Each Party shall promptly notify the other of all such inspections related to or affecting the Products, and shall use reasonable efforts to provide the other Party the opportunity to be present at such inspections and shall use reasonable efforts, time of the essence, to comply with governmental authority or certification agency requests for one Party to produce information that is confidential in nature to the disclosing Party, such as End user customers’ contact information and location of Products; Confidential Information and intellectual property and provided pursuant to this Article 10.11.3 shall be used solely for the strict and limited purpose of complying with the governmental authority or certification agency requests or mandates, and

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

shall not be used by the receiving Party for any commercial use, and shall be protected as Confidential Information under this Agreement.
10.12    Product Complaints/Reports. Each Party shall promptly provide the other Party notice of any information regarding real or potential defects and complaints about the Products or would reasonably be considered material to the safety of them for their intended use. Each Party shall reasonably cooperate with the other in sharing any information that may constitute a complaint related to the Products. HSAH will use reasonable efforts to assist Heska in investigating and correcting any problems HSAH or its end user customers may experience with the Product. HSAH will use reasonable efforts to implement any corrective action or to issue any communication recommended by Heska, provided however that upon HSAH’s written request and records related to HSAH actual costs to implement such corrective action or communication, in accordance with Heska’s recommendation and instructions, Heska shall reimburse HSAH for all costs and expenses incurred by HSAH in performance of those actions, in connection with any assistance or efforts by HSAH pursuant to this Article 10.12.
10.13    Recalls. Heska shall bear all costs and have sole authority and obligation to declare a recall of any Products, if Heska believes that there is a potential significant health hazard or non-compliance with applicable government regulations. In the event that a mandatory recall, withdrawal or modification of the Product is required by a decision or ruling of a court of competent jurisdiction or by a ruling or regulation of a governmental agency (“Mandatory Recall”), Heska shall be responsible for supplying modified Products or components thereof, consistent with applicable regulations and/or government agency instructions or rulings. In connection with any recall, HSAH will provide Heska with all customer information necessary for Heska to implement the recall and supply the affected end user customers with modified Products or components thereof. HSAH and Heska agree to work cooperatively to facilitate any recall.
10.14    Laws. Each Party will at its own expense comply with all applicable international, national, state, regional, and local laws, rules, and regulations of competent public authorities relating to its duties, obligations, any applicable quality processes, regulatory compliance and performance under this Agreement. Heska has sole responsibility for determining that no applicable laws of the Territory within the Market prohibits, limits or materially impairs in any respect the sale and distribution of the Products for the intended purpose.
10.15    Remedies. Due to the fact that the disclosing party could not be adequately compensated by money damages in the event of the receiving party’s breach of any of the confidentiality provisions of this Agreement, the disclosing party shall be entitled, in addition to any other right or available remedy, to an injunction or other equitable relief restraining such breach or any threatened breach.
10.16    Entire Agreement; Amendments. This Agreement, including the exhibits attached hereto and each Schedule, each of which is incorporated herein by reference in its entirety, constitutes the entire agreement between Heska and HSAH. All prior or contemporaneous agreements, proposals, understandings and communications between or involving Heska and HSAH, whether oral or written, are superceded by this Agreement. The terms contained in this Agreement shall supercede any conflicting terms contained in any purchase order, invoice or other document used or submitted by either party in connection with the purchase of Products covered by this Agreement. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties.
10.17    No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

10.18    Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining unaffected terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.
10.19    No Publicity. Neither party shall originate any publicity, press releases or other public announcement relating to any relationship between the parties, this Agreement or the performance hereof without the other party’s prior written consent; provided, however, that either party may, without such consent, make any press release or other public announcement as required by law, including regulations of the Securities and Exchange Commission.
10.20    Force Majeure. Neither Party shall be liable for, or be deemed to be in default for, delay of or failure in delivery or performance of any other act under this Agreement due directly to any of the following causes; acts of God or the public enemies, civil war, insurrection or riot, fires, floods, explosions, earth quakes or serious accident, epidemics or quarantine restrictions, or any act of government or military authority, or in the case of Heska, Heska’s supplier’s inability or unwillingness to supply Products.
10.21    Article Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.
10.22    Survival. The provisions of any and all articles of this Agreement that are intended to survive expiration or termination shall survive any expiration or termination of this Agreement.
10.23    Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument. This Agreement may be executed by the exchange of faxed executed copies, certified electronic signatures or copies delivered by electronic mail in Adobe Portable Document Format or similar format, and any signature transmitted by such means for the purpose of executing this Agreement is deemed an original signature for purposes of this Agreement.

Signatures on next page

FORM DISTRIBUTION AGREEMENT 11-7-12

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed separately with the Securities and Exchange Commission together with such request for confidential treatment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

Butler Animal Health Supply, LLC		Heska Corporation
By:	[***]	By:	/s/ Jason Napolitano
Name:	[***]	Name:		Jason Napolitano
Title:	President, Commercial Division	Title:	Chief Financial Officer

Address for Notices:		Address for Notices:
	Butler Animal Health Supply, LLC		Heska Corporation
	400 Metro Place North		3760 Rocky Mountain Avenue
	Dublin, OH 43017		Loveland, CO 80538
Fax:	[***]		Fax:	970 619 - 3003
Attn:	President		Attn:	Chief Financial Officer

SCHEDULE A
KEY TERMS

1.
Term: The initial term shall commence on the Effective Date and shall remain in full force and effect for two (2) years (the “Initial Term”), and shall thereafter automatically renew for successive one year terms (each such period a “Renewal Term” and collectively with the Initial Term, the “Term”) unless either party gives written notice to the other of its intent not to renew this Schedule at least 90 days prior to expiration of the Initial Term or a Renewal Term, as applicable, or unless otherwise terminated in accordance with this Agreement.

2.	Territory: United States of America

3.	Description of Products:

(a)	Exclusive Products:

a.	Chemistry Blood Analyzers:

i.	Fuji manufactured Dri-Chem “Element DC”

ii.	Fuji manufactured Dri-Chem “DC 7000”

iii.	Fuji manufactured Dri-Chem “DC 4000” (remanufactured)

iv.	(i)-(iii) the “Chemistry Analyzers”

v.	Consumable test slides the Chemistry Analyzers

b.	Hematology Blood Analyzers:

i.	Mindray manufactured “HT5 Laser” Hematology Analyzer

ii.	Boule manufactured “Hematrue” Hematology Analyzer

iii.	(i)-(ii) the “Hematology Analyzers”

iv.	Consumable reagents for Hematology Analyzers

(b) Non-Exclusive Products:

1.	Solostep based Heartworm Tests

2.	Allercept Allergy Tests and Drops and Shots Immunotherapy Treatments

3.	Thyroid Tests and Treatments

4.	Pump Equipment

5.	Food Additives

6.	Imaging Equipment

7.	Element POC Blood Gas and Electrolyte Handheld Analyzer and Test Cards

4.	Pricing: Pricing for the Products shall be as follows in Schedule E.

5.
Shelf Life of Product: Each Product, upon delivery to HSAH, shall have a shelf life of not less than that shown on the Pricing of the Products Schedule E. In the event that Heska makes a significant improvement or modification to any of its equipment products, Heska shall permit HSAH to return its inventory of older versions of such product then currently on hand for exchange with the newer version. Heska’s returns policy is attached hereto as Schedule D.

6.	Minimums and Targets:

(a)	Non-Exclusive Products:

a.	From Effective Date through December 31, 2015: no Purchase Minimums;

b.
For calendar year 2016 and for each year beyond: The parties will agree in good faith to set Purchase Minimums for Non-Exclusive Products. In the event that the parties cannot agree on the Purchase Minimums, the parties will submit to an expedited "baseball” arbitration (i.e., each party shall submit to the arbitrator and exchange with the other, in accordance with a procedure to be established by the arbitrator, its best offer; the arbitrator shall be limited to awarding only one or the other of the two positions submitted).

(b)	Exclusive Products:

a.
From Effective Date through December 31, 2015: Chemistry Blood & Hematology Blood Analyzers: [***] in the aggregate. All purchases made by HSAH from Heska of Exclusive Products during 2014 shall be credited toward HSAH’s 2015 Purchase Minimum.

b.
For calendar year 2016 and for each year beyond: The parties will agree in good faith to set Purchase Minimums for Exclusive Products. In the event that the parties cannot agree on the Purchase Minimums, the parties will submit to an expedited "baseball” arbitration (i.e., each party shall submit to the arbitrator and exchange with the other, in accordance with a procedure to be established by the arbitrator, its best offer; the arbitrator shall be limited to awarding only one or the other of the two positions submitted).

SCHEDULE B

HSAH will make Heska a “Focus Channel Partner”
The Focus Channel Partner Program is designed to direct HSAH sales and marketing activities to ensure HSAH meets HSAH Targets and Minimums. Only a select number of partners are chosen to participate in the program each year. Participation in the program includes HSAH benefits to Heska including:

•	Territory Managers have specific goals

•	Mandatory “Ride Alongs” in field

•	Presidents Club attainment criteria

•	Management Bonus criteria
Sales Access and Training Schedule Timeline
HSAH is committed to providing resources and training opportunities to ensure the Parties’ combined success and expand the reach of Heska’s diagnostic and specialty products, while helping veterinarians embrace the changing veterinary market and develop their practices through best-in-class customer service and support.
Below is a current outline of the HSAH sales force and additional resources available to Heska and a proposed training timeline.

•	Sales Team

o	[***] Sales Managers

o	[***] Territory Managers

▪	[***] Equine Specialists

o	[***] Inside Sales Representatives

o	[***] capital equipment specialists

▪	Specialized expertise in the areas of diagnostics and digital x-ray, etc.

▪	Evaluation of significant expansion of capital equipment resources

•	[***] Person Corporate Accounts Team

•	[***] Technology Specialists

•	Sales Support Team – dedicated support Equipment / Financial processing

•	Proposed training schedule:

•	2015 National Sales Meeting March 16-19 –Platinum Sponsorship Opportunity

•	2015 Zone Meetings

•	Career Development

o	HSAH asks Heska to contribute to HSAH Career Development curriculum to further educate the HSAH team on the clinical and financial benefits of Heska’s solutions.

o	HSAH is the only veterinary distributor that invests in training its sales force on the Business Solutions of veterinary medicine

o	HSAH’s sales representatives are trained on the veterinary industry trends and driving successful veterinary practices.

o	HSAH focuses on Business Solutions that drive practice revenues and pet owner compliance for better medicine.

o	The practice laboratory is one of the [***] centers for the practice and is a primary focus for the HSAH sales force.

o
HSAH Career Development program provides HSAH sales force with the tools to facilitate the implementation of revenue generating programs at the practice level including pet owner compliance for diagnostics.

o	HSAH’s sales team utilizes programs for practice leadership, teamwork, standards of care, communication skills, technology, and much more to increase the practice success
Marketing Focus
HSAH is the leader in multi-media channels reaching over [***] customers. Heska will have access to 8 different marketing channels to maximize reach across all marketing channel platforms with the flexibility to deliver custom messages to specific customer types. Because of the exclusive distribution rights granted under this Agreement by Heska to HSAH with respect to the Exclusive Products, HSAH shall provide Heska the following:

•	Advertising: print and digital

o	Monthly magazine – Henry Schein Animal Health Solutions

▪	Full Heska Diagnostic Platform spread will be featured, [***]

▪	Prime placement of all advertising, [***]

▪	Articles are encouraged, [***]

o	Full-line product catalog, [***]

o	Social media campaigns, [***]

o	Monthly customer e-newsletters, [***]

o	Targeted e-campaigns, [***]

▪	Provide customers with a range of information from general product knowledge and promotions to process improvement tips, etc.

o	Web targeted marketing, [***]

•	Advertising in the Equipment Buyers Guide, the premier equipment focus annually, [***]

•	Trade Show placement, advertising/focus, [***]

o	Product placement within tradeshow booths – included in key partnerships, [***]

•	Co-promotional marketing programs
Educational Events Partnership
HSAH conducts multiple educational programs nationwide. Partnership opportunities are available, at a guaranteed lowest cost of participation to Heska for each opportunity.

•	Dental Wet Labs

•	Orthopedic Wet labs

•	Equipment Fairs

•	Hosted educational webinars

•	Technology Summit

•	Technology Virtual Trade show
HSAH Sales and Training Meetings
HSAH conducts multiple educational programs nationwide for HSAH sales and marketing personnel. For those meetings at which vendors are able to attend, Heska may attend, and HSAH shall charge [***] to Heska, provided however that Heska shall be responsible for all of its travel, employee, and related costs of attendance.

SCHEDULE C
CONTINUING GUARANTY AND INDEMNIFICATION
Heska Corporation, on behalf of itself and its affiliates (collectively referred to as “Heska”) hereby guarantees that each article constituting or being part of any shipment or delivery now or hereafter made by Heska or its authorized distributor(s) (including any drop shipments or deliveries made to HSAH’s customers) (collectively, the “Products”) to Henry Schein, Inc. or any affiliate thereof (collectively, “HSAH”) will: (i) at the time of each shipment or delivery be in compliance with all applicable federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) (hereinafter referred to as “Legal Requirements”), in the Territory; (ii) not be adulterated or misbranded by Heska within the meaning of the U.S Federal Food, Drug and Cosmetic Act (the “Act”), or within the meaning of any Legal Requirements and (iii) not be an article which may be prohibited from being introduced into interstate commerce under the provisions of Sections 405, 505 or 512 of the Act. Heska hereby guarantees that it has proper legal title to the Products and that the Products are merchantable and fit for their intended purpose. HSAH agrees to not misrepresent the merchantability, intended purpose, features, specification, term, condition, shelf life, lifespan, usefulness, benefit, risk, label, efficacy, warranty of, support of, or performance of any Products.
Heska shall indemnify and hold HSAH harmless for and against any and all liabilities, losses, damages (including, actual, punitive and exemplary damages), claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses), to the extent not caused or contributed to by HSAH, suffered or incurred by HSAH arising or resulting from a third party claim for:

i.
any claim of trademark, trade dress, trade secret, copyright, patent or other intellectual property infringement arising out of HSAH’s distribution of the Products (except where HSAH has supplied the trademark which is the basis for the claim);

ii.	any product liability claim; or

iii.
any negligent or willful action or omission of Heska or any of its agents, employees, representatives, successors or assigns in connection with the manufacture, development, sale, distribution, storage or dispensing of the Products.

HSAH shall indemnify and hold Heska harmless for and against any and all liabilities, losses, damages (including, actual, punitive and exemplary damages), claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses), to the extent not caused or contributed to by Heska, suffered or incurred by Heska arising or resulting from a third party claim for any negligent or willful action or omission of HSAH or any of its agents, employees, representatives, successors or assigns in connection with the sale, distribution, storage, or dispensing of the Products.
The Parties each agree to maintain their own comprehensive “occurrence” general liability insurance, including “occurrence” product liability, contractual liability insurance and advertising injury coverage, with liability coverage of at least [***] and to deliver to each other a certificate thereof with the other Party named as an additional insured thereon. Such insurance must insure against all products and activities contemplated under this Agreement. Insurance coverage must be procured from an insurance company bearing an AM Best Rating of no less than B+ or a S&P Rating of no less than BBB.
Heska shall be responsible, if required by Legal Requirements, for notifying the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products, evaluating all complaints and responding to HSAH about any complaints from HSAH for its customers. Heska shall comply with all applicable Legal Requirements, including making filings with appropriate federal and state authorities and disclosing reportable transactions with practitioners and other relevant parties with respect to any marketing or promotion of its Products whether directly or on its behalf, provided however that HSAH shall endeavor to provide Heska with HSAH information related to reportable transactions made by it on behalf of Heska.
This Agreement shall be continuing and shall be binding upon the Parties and their successors and assigns. This Agreement shall supersede any and all prior agreements or understandings between HSAH and Heska regarding the subject matter hereof. Each Party shall not provide any compensation or other benefit to the other Party’s employees without the prior consent of that Party, and each Party agrees to promptly disclose any financial relationships between that Party and the other Party’s employee(s) which may give rise to a conflict of interest between such employee(s) and the Party employing the employee(s). No right, express or implied, is granted to Heska hereunder to use in any manner any name, trade name, trademark or service mark of HSAH. This Agreement contains proprietary information and may not be disclosed without prior written approval from both Parties, unless required by law, a court of competent jurisdiction, or the Securities and Exchange Commission. Any amendments or modifications to this Agreement must be in writing and executed by authorized representatives of both parties.

SCHEDULE D
RETURNS POLICY

Heska recognizes returns for only the following reasons: defective Product, proper rejection, and Heska initiated returns. Returns for defective Product are accepted only for the individual unit(s) affected. All returns of Product to Heska require an authorized RMA number and, unless otherwise agreed by Heska, must be freight prepaid by HSAH.

Notify Customer Return Administrator
Telephone: 800-464-3752
Fax: 970-619-3007

The Information Needed:

-    Type and quantity of Product being returned
-    The Product serial numbers or lot numbers, if applicable
-    Reason for return
-    Whether the Product is under warranty
-    A reference for warranty returns, copy of the invoice or proof of purchase

An RMA number will be assigned. Products must be returned promptly following issuance of the related RMA number. All Products must be shipped to Heska in accordance with the handling instructions, including packaging and refrigeration, included with such Product. HSAH shall be responsible to, and shall indemnify, Heska for all losses attributable to failure to follow such instructions and for any losses to the Products prior to receipt by Heska. Reference the RMA number on each shipping carton.

Return the product to:

REF: RMA Number
Heska Corporation
3760 Rocky Mountain Avenue
Loveland, CO 80538

Replacement Product, if required, will be shipped within a reasonable time. Heska will bear the cost to HSAH of shipping the replacement Product for warranty returns. Unless otherwise agreed by Heska, HSAH will pay for the cost of shipping return or replacement Product returned for all other reasons.

SCHEDULE E
PRICING OF THE PRODUCTS

SCHEDULE F
REPORTING ON PRODUCT SALES AND LOCATION AND COMPLAINTS

Daily Sales Reports. HSAH shall provide to Heska through EDI on each business day during the term hereof invoice copies and computer printouts showing all sales of Products, by branch, made by HSAH since the last such report. For the purposes of this section, “sales” shall mean sales of Products that have been shipped and invoiced by HSAH. Heska reserves the right to amend the data to be included in these daily reports from time to time.
In the event HSAH does not currently have EDI technology or use EDI technology in the course of conducting its business, Heska will accept sales data electronically submitted using Microsoft® Excel (“Excel”) in the format specified in this Schedule F. There is no change in the requirement that such data be transmitted to Heska on a daily basis, nor to the above-identified information that must be included in such transmissions. Excel files should be sent by E-mail to salesdata@heska.com. Heska will transmit an electronic version of the Excel format for use by HSAH in reporting its sales activities if HSAH’s E-mail address as specified in writing by HSAH, from time to time. If HSAH begins using EDI technology in the future, HSAH agrees to use EDI technology for its reporting obligations under this Schedule F.
Monthly Inventory Reports. HSAH will take a physical inventory of Products at the close of each calendar month and will report to Heska no later than five (5) days following such close, the following information for each Product: (a) Heska Part Number; (b) Heska Lot Number; (c) Unit of Measure; and (d) ending inventory quantity. Whenever possible, reports shall be submitted to Heska using EDI technology. HSAH may, at its discretion, transmit inventory reports on a more frequent basis.
In the event HSAH does not currently have EDI technology or use EDI technology in the course of conducting its business, Heska will accept inventory data electronically submitted using Microsoft® Excel (“Excel”) in the format specified in this Schedule F. There is no change in the requirement that such data be transmitted to Heska on at least a monthly basis, nor to the above-identified information that must be included in such transmissions. Excel files should be sent by E-mail to inventorydata@heska.com. Heska will transmit an electronic version of the Excel format for use by HSAH in reporting its inventory activities if HSAH’s E-mail address as specified in writing by HSAH, from time to time. If HSAH begins using EDI technology in the future, HSAH agrees to use such EDI technology for its reporting obligations under this Schedule F.
Product Complaints. HSAH will immediately notify Heska upon receipt of complaints regarding the Products, but in no event later than twenty-four (24) hours after the receipt of such complaint. Notification shall be given by telephone, with a facsimile confirmation following within one (1) business day. HSAH shall, at Heska’s request, assist Heska in investigating all such complaints. HSAH shall be responsible for addressing all complaints related to HSAH’s distribution, order processing, shipping and handling of Products. Heska shall be responsible for addressing all other complaints relating to the Products. HSAH shall have no authority to bind Heska in the settlement of any complaints. In the event of a third party claim, suit or demand against either Party involving Products supplied or purchased hereunder, the Parties agree to fully cooperate in the defense of such claim, suit or demand.
Records. HSAH shall keep proper books of account and records containing complete information relating to Products purchased and sold by HSAH, including the names of customers, the quantities purchased and the terms of each sale. HSAH shall also have in its files at all times copies of valid resale licenses of its customers if required in the Territory. HSAH’s failure to maintain such valid resale licenses in its files will render HSAH liable for any and all taxes, fees, penalties and interest that may be assessed by any taxing authorities arising from such failure.
Audit Obligation. In addition to Heska’s audit rights set forth in Section 10.1, HSAH shall conduct an internal audit at the end of each of its fiscal years of inventory of Product and sales records relating to this Agreement and provide to Heska certified documentation of such audit.

FORM DISTRIBUTION AGREEMENT 11-7-12